UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2015

United Refining Company

(Exact name of registrant as specified in its charter)

Pennsylvania	001-06198	25-1411751
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Bradley Street Warren, Pennsylvania	16365
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (814) 723-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 20, 2015, United Refining Company (the “Company”), United Refining Company of Pennsylvania, Kiantone Pipeline Corporation (“Kiantone”), United Refining Company of New York Inc., United Biofuels, Inc., Country Fair, Inc. and Kwik-Fill Corporation (collectively, the “Borrowers”) entered into an Amended, Restated and Consolidated Revolving Credit, Term Loan and Security Agreement (“Amended and Restated Credit Agreement”) with a group of lenders led by PNC Bank, National Association, as Administrative Agent (the “Agent”), and PNC Capital Markets LLC, as Sole Lead Arranger and Bookrunner, pursuant to which the Company: (i) increased its existing revolving credit facility from $175,000,000 to $225,000,000 (“Revolving Credit Facility”); (ii) entered into a term loan in the amount of $250,000,000 (“Term Loan”); (iii) amended certain representations, warranties, covenants and terms and conditions contained in the Credit Agreement, including the provision of additional collateral in the form of a first lien mortgage on the petroleum refining facility located in Warren, Pennsylvania and the Cobham Park tank farm (together, the “Refinery”); and (iv) included additional subsidiaries of the Company as borrowers under the Credit Agreement and re-characterized Kwik Fill Corporation as a borrower and not as a guarantor. Both the Revolving Credit Facility and Term Loan are secured primarily by certain cash accounts, accounts receivable, inventory, the Refinery and the capital stock of Kiantone; provided, that the Refinery and the Kiantone stock will be released as collateral as soon as the Term Loan is paid in full.

The Company intends to use the proceeds from the Revolving Credit Facility for working capital needs and general corporate purposes and the proceeds from the Term Loan to finance its cash tender offer (the “Tender Offer”) for any and all of its $237.25 million aggregate principal amount of outstanding 10.500% First Priority Senior Secured Notes due 2018.

As amended, interest under the Revolving Credit Facility is calculated as follows: (a) for domestic rate borrowings, at (i) the greater of the Agent’s prime rate, federal funds rate plus .5% or the daily LIBOR rate plus 1%, plus (ii) an applicable margin of 1.25% to 1.75%, and (b) for euro-rate borrowings, at the LIBOR rate plus an applicable margin of 2.25% to 2.75%. The applicable margin will vary depending on a formula calculating the Company’s average unused availability under the facility. Until expiration on October 20, 2020, the Company may borrow on a borrowing base formula.

Under the Term Loan, interest is calculated as follows: (a) for domestic rate borrowings, at (i) the greater of the Agent’s prime rate, federal funds rate plus .5% or the daily LIBOR rate plus 1%, plus (ii) an applicable margin of 1.75% to 2.25%, and (b) for euro-rate borrowings, at the LIBOR rate plus an applicable margin of 2.75% to 3.25%. The applicable margin will vary depending on a formula calculating the Company’s average unused availability under the facility. The Term Loan matures on October 20, 2020 and principal on the Term Loan is payable in equal quarterly amounts commencing in January 2016 based on a 10-year straight-line amortization schedule. The Term Loan is prepayable in whole or in part at any time without premium or penalty.

A copy of United Refining Company’s press release relating to the amended credit facility is attached hereto as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(b) Exhibits

Set forth below is a list of Exhibits included as part of this Current Report.

99.1	Press Release of the Company, dated October 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 26, 2015

UNITED REFINING COMPANY

By:	/s/ James Murphy
	Name:	James Murphy
	Title:	Vice President and Chief Financial Officer, Treasurer